Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 26, 2017	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the fourth quarter and year ended December 31, 2016.

The Company’s total revenues were $44,241,000 for the fourth quarter of 2016 compared with $46,111,000 for the fourth quarter of 2015.

Gaming revenues of $37,515,000 were down 4.0% compared to the fourth quarter of last year, primarily the result of lower table game and sports betting hold percentages.

Other operating revenues were $6,726,000 compared to $7,035,000 for the fourth quarter of last year.  The decrease was primarily from lower rooms and food and beverage revenues, and partially related to the fact that a portion of Dover International Speedway’s NASCAR weekend was held during the third quarter of this year compared to the fourth quarter of last year.  Additionally, convention rooms and related revenues were slightly lower this year. Occupancy levels in the Dover Downs Hotel were approximately 81% and 84% for the fourth quarters of 2016 and 2015, respectively.

General and administrative expenses were up to $1,524,000 for the fourth quarter compared to $1,334,000 last year, from higher employee related costs.

Interest expense decreased to $202,000 during the quarter as a result of lower average outstanding borrowings offset by slightly higher interest rates compared to last year.

Net loss was ($291,000), or ($.01) per diluted share, compared with net earnings of $768,000, or $.02 per diluted share for the fourth quarter of 2015.

For the year as a whole, total revenues were $182,292,000 for 2016 compared with $182,946,000 for 2015.

Gaming revenues were fairly consistent from year to year, however, marketing and promotional costs were higher given the increasingly competitive nature of the regional gaming market.

Other operating revenues for the year were almost identical to 2015, while other operating expenses increased primarily from higher health care costs compared to last year. Occupancy levels in the Dover Downs Hotel were approximately 84% for both annual periods.

Net earnings were $786,000, or $.02 per diluted share, compared with $1,873,000, or $.06 per diluted share for 2015.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Our results for the fourth quarter and for the year reflect the continuing challenges the company, and our fellow Delaware casinos face with the formula for gaming revenue distribution within the state.

“In 2016, Dover Downs generated $77 million for the state and the horsemen, while the company carried more than $180 million in expenses and was left with less than one half of one percent profit margin.

“Exacerbating the state’s unbalanced gaming revenue sharing formula is the astounding increase in health care costs most employers are dealing with.

“The Delaware Gaming Industry has generated $3.8 billion that has gone directly to the State’s General Fund over the years and has become an employer of 4,500 mostly Delaware citizens. It’s our hope that a restructuring of the relationship with the State will be undertaken during the current legislative session to protect this valuable contribution of revenue and employment for the State.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Gaming (1)	$37,515	$39,076	$157,226	$157,922
Other operating (2)	6,726	7,035	25,066	25,024
	44,241	46,111	182,292	182,946
Expenses:
Gaming	36,326	36,891	149,577	148,595
Other operating	4,722	4,645	17,316	16,602
General and administrative	1,524	1,334	5,375	5,499
Depreciation	1,944	2,022	7,743	8,375
	44,516	44,892	180,011	179,071

Operating (loss) earnings	(275)	1,219	2,281	3,875

Interest expense	(202)	(223)	(863)	(1,160)

(Loss) earnings before income taxes	(477)	996	1,418	2,715

Income tax benefit (expense)	186	(228)	(632)	(842)

Net (loss) earnings	$(291)	$768	$786	$1,873

Net (loss) earnings per common share:
- Basic	$(0.01)	$0.02	$0.02	$0.06
- Diluted	$(0.01)	$0.02	$0.02	$0.06

Weighted average shares outstanding:
- Basic	32,202	32,086	32,201	32,085
- Diluted	32,202	32,086	32,201	32,085

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
In Thousands
(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash	$11,677	$10,496
Accounts receivable	3,507	2,926
Due from State of Delaware	7,285	7,952
Inventories	1,910	1,912
Prepaid expenses and other	2,365	2,530
Receivable from Dover Motorsports, Inc.	7	—
Income taxes receivable	221	254
Deferred income taxes	—	1,308
Total current assets	26,972	27,378

Property and equipment, net	140,714	145,425
Other assets	594	672
Deferred income taxes	2,020	482
Total assets	$170,300	$173,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,749	$3,380
Purses due horsemen	7,649	7,473
Accrued liabilities	9,732	8,538
Payable to Dover Motorsports, Inc.	—	44
Deferred revenue	361	408
Revolving line of credit	25,250	31,500
Total current liabilities	46,741	51,343

Liability for pension benefits	7,897	7,606
Total liabilities	54,638	58,949

Stockholders’ equity:
Common stock	1,814	1,799
Class A common stock	1,487	1,487
Additional paid-in capital	5,669	5,424
Retained earnings	111,288	110,502
Accumulated other comprehensive loss	(4,596)	(4,204)
Total stockholders’ equity	115,662	115,008
Total liabilities and stockholders’ equity	$170,300	$173,957

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)

	Years Ended
	December 31,
	2016	2015

Operating activities:
Net earnings	$786	$1,873
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,743	8,375
Amortization of credit facility origination fees	89	111
Stock-based compensation	326	375
Deferred income taxes	(36)	(508)
Changes in assets and liabilities:
Accounts receivable	(581)	912
Due from State of Delaware	667	(694)
Inventories	2	(129)
Prepaid expenses and other	204	(146)
Receivable from/payable to Dover Motorsports, Inc.	(51)	66
Income taxes receivable	99	(197)
Accounts payable	149	(662)
Purses due horsemen	176	556
Accrued liabilities	1,149	211
Deferred revenue	(47)	19
Liability for pension benefits	(320)	(443)
Net cash provided by operating activities	10,355	9,719

Investing activities:
Capital expenditures	(2,812)	(1,651)
Purchase of available-for-sale securities	(55)	(16)
Proceeds from sale of available-for-sale securities	49	8
Proceeds from sale of property and equipment	—	25
Net cash used in investing activities	(2,818)	(1,634)

Financing activities:
Borrowings from revolving line of credit	46,850	52,060
Repayments of revolving line of credit	(53,100)	(59,570)
Repurchase of common stock	(66)	(65)
Credit facility fees	(40)	(93)
Net cash used in financing activities	(6,356)	(7,668)

Net increase in cash	1,181	417
Cash, beginning of year	10,496	10,079
Cash, end of year	$11,677	$10,496